Exhibit 99.1

Contacts:	Brian W. Poff	Dru Anderson
	Executive Vice President,	Corporate Communications, Inc.
	Chief Financial Officer	(615) 324-7346
	Addus HomeCare Corporation	dru.anderson@cci-ir.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE TO POSTPONE FOURTH-QUARTER AND YEAR-END 2019 EARNINGS RELEASE, CONFERENCE CALL AND FILING OF FORM 10-K

Frisco, Texas (February 27, 2020) – Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home care services, announced today that it will postpone the release of earnings for the fourth quarter and year ended December 31, 2019, and will now host its accompanying conference call on Wednesday, March 18, 2020, beginning at 9:00 a.m. Eastern time. The Company filed a Form 12b-25 with the Securities Exchange Commission to extend its filing deadline for its Form 10-K for fifteen calendar days, until Tuesday, March 17, 2020. As long as the Company files the Form 10-K within the fifteen-day grace period, the report will be deemed to have been filed timely by the Securities and Exchange Commission.

These postponements allow additional time for the Company to complete the valuation of a non-cash implicit price concession related to revenue and accounts receivable, including the periods to which it relates, and to perform the related internal controls assessment.

The Company anticipates reporting that its net service revenues have increased by more than 20% for the twelve month period ending December 31, 2019, as compared to the twelve month period ending December 31, 2018, and that cash on hand as of December 31, 2019, was approximately $112 million as compared to approximately $70 million as of December 31, 2018. The results presented are preliminary, unaudited, and subject to change pending the filing of the Company’s 2019 Form 10-K.

Dirk Allison, President and Chief Executive Officer of Addus HomeCare Corporation commented, “Addus became a large accelerated filer and engaged new independent auditors during 2019, and we were not able to finalize our financial results to meet the fifteen-day earlier date required as a large accelerated filer. However, we look forward to reporting results shortly and hosting our regular earnings call.”

Speakers on the call at its updated time will include Dirk Allison, President and CEO, and Brian Poff, Executive Vice President and CFO. The toll-free dial-in number is (877) 930-8289 (international dial-in number is (253) 336-8714), pass code 2070009. A telephonic replay of the conference call will be available through midnight on April 1, 2020, by dialing (855) 859-2056 (international dial-in number is (404) 537-3406) and entering pass code 2070009.

-MORE-

ADUS to Postpone Fourth-Quarter and Year-End 2019 Earnings Release, Conference Call and Filing of Form 10-K

February 27, 2020

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay will also be available on the Company’s website for one month, beginning approximately two hours following the conclusion of the live broadcast.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, our ability to maintain effective internal control over financial reporting, and other risks set forth in the Risk Factors section in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2019 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2019, which are available at www.sec.gov. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus

Addus is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus’ consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus currently provides home care services to approximately 42,000 consumers through 184 locations across 26 states. For more information, please visit www.addus.com.

-END-